Exhibit 99.1

Tianci International and Greypole Mining Provide Update on Strategic

Cooperation for Gold and Chromium Resource Development in Zimbabwe

June 26, 2026 — Tianci International Inc. (NASDAQ: CIIT) today provided an update regarding progress made under the strategic memorandum of understanding ("MOU") entered into by CIIT with Greypole Mining on April 14, 2026, the purpose of which is to advance the development of gold and chromium resources in Zimbabwe.

Project Development Update

CIIT and Greypole Mining have continued to make progress across several key initiatives under their strategic cooperation framework.

1. Gold and Chromium Resource Assessment Activities

Through the joint efforts of the parties, meaningful progress has been achieved in the evaluation of prospective gold resources in Zimbabwe.

The parties are currently focused on a prospective gold-bearing mineralized zone covering approximately 500 hectares in the Gwanda region of Zimbabwe, including a priority target area of approximately 42 hectares. Feasibility assessments and geological evaluations are currently underway to assess the area's potential gold-bearing assets. Through geological sampling and related fieldwork, the parties are further defining the continuity and geological orientation of the identified mineralized structures.

Progress has also been achieved in the identification and evaluation of prospective chromium-bearing mineralized zones in Zimbabwe. Current efforts are focused on a prospective mineralized area located in Zvishavane, covering approximately 1,500 hectares. The targeted chromium mineralization is distributed across six continuous and geologically favorable chromium-bearing belts, with the core mineralized zone covering approximately 420 hectares.

The parties are continuing to advance resource delineation, geological evaluation, and reserve verification activities aimed at further defining the scale and commercial potential of the chromium project.

2. Mining Claims Compliance Review and Evaluation

Greypole Mining is assisting CIIT in advancing compliance review and operational feasibility assessment activities for several prospective mining claims in Zimbabwe, including the Zvishavane No. 1 Shallow Chromium Claim, the Mutoroshanga Mining Claim Package, and the Gruvewe Chromium Mining Claim.

3. Localized Chromium Supply Chain, Warehousing and Beneficiation Cooperation

As the identification and evaluation of prospective gold-bearing and chromium-bearing mineralized zones, mining claims compliance reviews, and related assessment activities require additional time to complete, customer demand for chromium products among Tianci's clients continues to grow.

To support growing demand for chromium products, the parties have agreed to expand local bulk procurement activities within Zimbabwe and establish a localized chromium sourcing, storage, and supply chain network.This initiative is intended to support CIIT’s objective of increasing its chromium trading volume and strengthening its long-term supply capabilities.

The parties have already commenced related preparations, including the leasing of land adjacent to local chromium mining areas for warehousing purposes, the construction of storage facilities, and the planned procurement of primary beneficiation equipment for the centralized storage, sorting, and processing of chromium ore and chromium concentrate.

The first phase of development is expected to include approximately 12,000 square meters of local warehousing capacity, covering a procurement radius of approximately 360 hectares, with a targeted average supply capacity of 10,000 tonnes of chromium products per month.

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Management Commentary

Mr. Gao, Chairman of Tianci International Inc., commented:
"Zimbabwe possesses abundant mineral resources and significant long-term development potential. As the various components of the project continue to advance steadily, we remain confident in the future prospects of our operations in the region.

In the next phase, we will continue to advance the growth of our gold and chromium initiatives in Zimbabwe, with the goal of achieving further progress in both trading volumes and the development of our own mining assets. Through these efforts, we aim to further strengthen CIIT’s resource supply capabilities and enhance its long-term competitive position."

About Tianci International, Inc.

Tianci International Inc., through its subsidiary Roshing, provides global logistics services, specializing in ocean freight forwarding, including container and bulk goods shipping. Operating under an asset-light model, Roshing’s logistics solutions are tailored to meet the diverse needs of its customers across the Asia-Pacific Region, including Japan, South Korea, and Vietnam. Roching’s mission is to provide customers with efficient, reliable, and safe shipping services that create value. Beyond logistics, in the current fiscal year, Roshing has initiated expansion into global trade of minerals by sourcing high-grade minerals directly from resource-rich regions for resale. In addition, Roshing generates revenue from the sale of electronic parts and business consulting services. For more information, please visit Tianci’s website: tianci-ciit.com.

Forward-Looking Statements

This press release contains forward-looking statements concerning our expectations, anticipations, intentions, beliefs, or strategies regarding the future. These forward-looking statements are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially from those anticipated. Therefore, you should not place undue reliance on forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding our strategic plans and value; our expectations regarding potential commercial opportunities; and our strategies, positioning and expectations for future events or performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, and in our other reports filed with the Securities and Exchange Commission, including under the caption "Risk Factors." Any forward-looking statement in this release speaks only as of the date of this release. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For investor and media inquiries, please contact:

Tianci International, Inc.
Investor Relations
Email: ir@rqscapital.com

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